UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2015

Par Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-36550	84-1060803
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Gessner Road, Suite 875 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

(713) 969-3293

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 20, 2015 (the “Effective Date”), Texadian Energy, Inc., a Delaware corporation (“Texadian”), a wholly owned subsidiary of Par Petroleum Corporation, a Delaware corporation (the “Company”), and Texadian’s wholly owned subsidiary, Texadian Energy Canada Limited, an Alberta corporation (“Texadian Canada,” and together with Texadian, the “BNP Borrowers”), entered into an Amended and Restated Uncommitted Credit Agreement with BNP Paribas and the other lenders party thereto (collectively, the “Lenders”), and BNP Paribas, as the administrative agent and collateral agent for the Lenders (in such capacities, the “Agent”), and as an issuing bank, daylight overdraft bank and swing line lender (the “Amended and Restated Credit Agreement”), which amends and restates that certain existing Uncommitted Credit Agreement dated as of June 12, 2013, and as amended prior to the date hereof, among the BNP Borrowers, BNP Paribas, as lender, and the Agent. The Amended and Restated Credit Agreement provides for loans and letters of credit, on an uncommitted and absolutely discretionary basis, in an aggregate amount at any one time outstanding not to exceed $100.0 million, which aggregate amount may, at the election of the BNP Borrowers, be increased to $200.0 million, subject to the terms and conditions therein. The proceeds of the loans and letters of credit shall be used by the BNP Borrowers to facilitate and finance the purchase and storage of crude oil, gasoline, natural gasoline, refined products, ethanol and other energy-related products (the “Product”), for swap transactions related to hedging of the Product and for other working capital purposes related to the purchase, storage or sale of the Product.

Set forth below are certain of the material terms of the Amended and Restated Credit Agreement:

Availability Period. Subject to the satisfaction of certain closing conditions, borrowing base compliance and sublimits on advances and letters of credit, the loans and letters of credit will be available commencing on the Effective Date and ending on the earlier of the date (such date, the “Final Maturity Date”) (i) that is 364 days from the Effective Date, (ii) the Agent, acting independently or at the direction of the Lenders, makes demand for payment and terminates the uncommitted participations, and (iii) all uncommitted participations are terminated for any other reason pursuant to the terms of the Amended and Restated Uncommitted Agreement.

Interest. Base rate loans shall bear interest at the rate per annum equal to the “Alternative Base Rate” (as defined in the Amended and Restated Credit Agreement) plus a margin of 1.75% per annum. Cost of funds loans shall bear interest at the rate per annum equal to the “COF Rate” (as defined in the Amended and Restated Credit Agreement) plus a margin of 2.75% per annum. Swing line loans shall bear interest at the rate per annum equal to the Alternative Base Rate plus a margin of 2.25% per annum. At any time after an event of default has occurred and is continuing under the Amended and Restated Credit Agreement, the principal of the loans or the unreimbursed drawn amount of any letter of credit and any overdue interest, letter of credit fee or commission or other amount shall bear interest at the applicable rate then in effect plus 2.00% per annum.

Prepayment. The BNP Borrowers may at any time and from time to time prepay the loans, in whole or in part, without premium or penalty. The loans shall be repaid (or cash collateralized at 105% with respect to letters of credit) on the earlier of (i) the Final Maturity Date, (ii) demand by the Lenders, (iii) acceleration upon an event of default or (iv) the stated of maturity of any advance.

Collateral. Loans and letters of credit issued under the Amended and Restated Credit Agreement are secured by a security interest in and lien on substantially all of the BNP Borrowers’ assets, including, but not limited to, cash, accounts receivable, and inventory, a pledge by Texadian of 65% of its ownership interest in Texadian Canada, and a pledge by the Company of 100% of its ownership interest in Texadian.

Covenants. The Amended and Restated Credit Agreement requires the BNP Borrowers to comply with various affirmative and negative covenants affecting its business, and Texadian must comply with certain financial maintenance covenants.

Fees. The BNP Borrowers agreed to pay certain fees with respect to the loans and letters of credit made available to the BNP Borrowers under the Amended and Restated Credit Agreement, including an up-front fee, an arrangement fee, an administration fee, and fees with respect to letters of credit.

The foregoing description of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the Amended and Restated Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K regarding the Amended and Restated Credit Agreement is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amended and Restated Uncommitted Credit Agreement dated as of February 20, 2015, by and among Texadian Energy, Inc., Texadian Energy Canada Limited, BNP Paribas and the other lenders from time to time party thereto, and BNP Paribas, as the administrative agent and collateral agent for the lenders, and as an issuing bank, daylight overdraft bank and swing line lender.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Par Petroleum Corporation

Dated: February 25, 2015	/s/ Brice Tarzwell
Brice Tarzwell
Senior Vice President, Chief Legal Officer and Secretary

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